Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees of
American Financial Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-119602, 333-104000 and 333-118918) on Form S-3 and in the registration statement (No. 333-109754) on Form S-8 of American Financial Realty Trust of our report dated March 14, 2006, except as to notes 3, 8, and 10, which are as of November 15, 2006, with respect to the consolidated balance sheets of American Financial Realty Trust as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the current report on Form 8-K of American Financial Realty Trust dated November 16, 2006.
KPMG LLP
Philadelphia, Pennsylvania
November 15, 2006